Exhibit 99.1

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE

Policy on the Approval of Services

Provided By the Independent Auditor

I.	Overview

Under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), the annual consolidated financial statements of Pepco Holdings, Inc. (the “Company”) and each of its subsidiaries that has a reporting obligation (a “Reporting Company”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be audited by an “independent” public accountant. Likewise, the quarterly financial statements of the Company and each Reporting Company must be reviewed by an “independent” public accountant.

Under SEC regulations, a public accountant is not “independent” if it provides certain specified non-audit services to an audit client. In addition, a public accountant will not qualify as “independent” unless (i) before the accountant is engaged to provide audit or non-audit services, the engagement is approved by the public company’s audit committee or (ii) the engagement to provide audit or non-audit services is pursuant to pre-approved policies and procedures established by the audit committee.

Under the Audit Committee Charter, the Audit Committee of the Company has sole authority (i) to retain and terminate the Company’s independent auditors, (ii) to pre-approve all audit engagement fees and terms and (iii) to pre-approve all significant audit-related relationships with the independent auditor. This Policy sets forth the policies and procedures adopted by the Audit Committee with respect to the engagement of the Company’s independent auditor to provide audit and non-audit services to the Company and its subsidiaries (as defined by Rule 1-02 (x) of SEC Regulation S-X).

The Audit Committee also serves as the audit committee for each subsidiary of the Company that is a Reporting Company for the purpose of approving audit and non-audit services to be provided by the independent auditor(s) of such Reporting Companies. In this capacity, the Audit Committee has determined that this Policy also shall govern the engagement of the independent auditor for each such Reporting Company.

II.	Statement of Principles

The Audit Committee recognizes the importance of maintaining the independence of its external auditor both in fact and appearance. In order to ensure that the independence of the Company’s external auditor is not, in the judgment of the Audit Committee, impaired by any other services that the external auditor may provide to the Company and its subsidiaries:

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The Audit Committee shall approve in advance all services — both audit and permitted non-audit services — provided to the Company or any of its subsidiaries by the Company’s independent auditor in accordance with the procedures set forth in this Policy.

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The Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the Company’s independent auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X (“Prohibited Non-Audit Services”).

III.	Approval of Annual Audit Services

The annual audit services provided to the Company and its subsidiaries by the Company’s independent auditor shall consist of:

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The audit of the annual consolidated financial statements of the Company and each other Reporting Company and the other procedures required to be performed by the independent auditor to be able to form an opinion on the financial statements.

•	Review of the quarterly consolidated financial statements of the Company and each Reporting Company.

•	The attestation engagement for the independent auditor’s report on management’s statement on the effectiveness of the Company’s internal control over financial reports.

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Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, including consents and comfort letters provided to underwriters, reviews of registration statements and prospectuses, and assistance in responding to SEC comment letters.

All such audit services must be approved annually by the Audit Committee following a review by the Audit Committee of the proposed terms and scope of the engagement and the projected fees. Any subsequent change of a material nature in the terms, scope or fees associated with such annual audit services shall be approved in advance by the Audit Committee.

Any additional audit services may be pre-approved annually at the Annual Meeting at which the annual audit services are approved. If not pre-approved, each additional annual audit service must be approved by the Audit Committee in advance on a case-by-case basis.

IV.	Approval of Audit-Related Services

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Company and each Reporting Company, other than the annual audit services described in Section III above. Audit-related services may include, but are not limited to:

•	Employee benefit plan audits.

•	Due diligence related to mergers and acquisitions.

•	Accounting consultations and audits in connection with acquisitions.

•	Internal control reviews.

•	Attest services related to financial reporting that are not required by statute or regulation.

Audit-related services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each audit-related service must be approved by the Audit Committee in advance on a case-by-case basis.

V.	Approval of Tax Services

Tax services consist of professional services rendered by the independent auditor to the Company or any of its subsidiaries for tax compliance, tax advice and tax planning. Tax services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each tax service must be approved by the Audit Committee in advance on a case-by-case basis.

VI.	Approval of All Other Services

Any other services to be provided by the Company’s independent auditor, other than Prohibited Non-Audit Services, may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each such other service must be approved by the Audit Committee in advance on a case-by-case basis.

VII.	Procedures

At the meeting of the Audit Committee to select the independent auditor for the Company and each of the Reporting Companies, the Chief Financial Officer shall submit to the Audit Committee a list of the additional audit services, audit-related services, tax services and other services, if any, that the Company and the Related Companies wish to have pre-approved for the ensuing year. The list shall be accompanied by:

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a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the Audit Committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and

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confirmation of the independent auditor that (i) it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and (B) none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X.

If a type of non-audit service is pre-approved by the Audit Committee, and the Company or any of its subsidiaries subsequently engages the independent auditor to provide that service, the Company’s Chief Financial Officer shall report the engagement to the Audit Committee at its next regularly scheduled meeting.

VIII.	Delegation

The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve, upon the receipt of the documentation referred to in Section VII above, on a case-by-case basis any non-audit service less than $1,000,000 of the types referred to in Sections IV, V and VI above (i.e. an audit-related, tax or other service) at any time other than at a meeting of the Audit Committee. The Chairman shall report any services so approved to the Audit Committee at its next regularly scheduled meeting. In no circumstances shall the responsibilities of the Audit Committee under this Policy be delegated to the management of the Company or any of its subsidiaries.